UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2007
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32891 (Commission File Number)	20-3552316 (IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, NC (Address of principal executive offices)	27105 (Zip Code)
Registrant’s telephone number, including area code: (336) 519-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 2.05. Costs Associated with Exit or Disposal Activities
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits

Item 2.05. Costs Associated with Exit or Disposal Activities
     On March 29, 2007, in furtherance of its efforts to migrate portions of its manufacturing operations to lower-cost locations, Hanesbrands Inc. (the “Company”) announced the closing of a textile manufacturing facility located in North Carolina (the “Facility”) with approximately 610 employees. The closing of the Facility is expected to be completed in the second quarter of 2007, except that the Facility’s print fabric operation, which employs fewer than 20 employees, is expected to cease production by the end of 2007. As a result of the decision to close the Facility, the Company expects to recognize gross restructuring and related charges totaling approximately $16 million before taxes. These charges are expected to be partially offset by a gain on the sale of the property on which the Facility is located. These charges include cash charges primarily related to severance and equipment removal costs totaling approximately $6 million. These charges also include non-cash charges totaling approximately $10 million related to accelerated depreciation including machinery and equipment. Of the $16 million in charges, approximately $4 million is expected to be recognized in the quarter ending March 31, 2007, approximately $9 million is expected to be recognized in the quarter ending June 30, 2007, and the majority of the remainder is expected to be recognized by the end of 2007.
Item7.01. Regulation FD Disclosure
     On March 29, 2007, the Company issued a press release relating to the matters described in this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference. The information contained in the press release filed as Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and it shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits
     (c)    Exhibits
             Exhibit 99.1    Press release dated March 29, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

April 3, 2007	HANESBRANDS INC.
	By:	/s/ Joia M. Johnson
Joia M. Johnson
Executive Vice President, General Counsel and Secretary